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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                            LITEGLOW INDUSTRIES, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                    536769201
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                                 (CUSIP Number)

                                OCTOBER 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  536769201

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      1.  Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          GARY E. CONRAD

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      2.  Check the Appropriate Box if a Member of a Group (See  Instructions)


          (a)............................................

          (b).........................................................

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      3.  SEC Use Only
              ..............................................................

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      4.  Citizenship or Place of Organization     UNITED STATES

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Number of       5. Sole Voting Power  184,500
Shares
Beneficially    ----------------------------------------------------------------
Owned by
Each            6. Shared Voting Power 0
Reporting
Person With     ----------------------------------------------------------------

                7. Sole Dispositive Power    184,500

                ----------------------------------------------------------------

                8. Shared Dispositive Power   0

--------------------------------------------------------------------------------

      9.  Aggregate Amount Beneficially Owned by Each Reporting Person 184,500

--------------------------------------------------------------------------------

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

      11. Percent of Class Represented by Amount in Row (9)    4.9%

--------------------------------------------------------------------------------

      12. Type of Reporting Person (See  Instructions) IN

--------------------------------------------------------------------------------

ITEM 1.

      (a) Name of Issuer   LITEGLOW INDUSTRIES, INC.

      (b) Address of Issuer's Principal Executive Offices

          2301 N.W. 33RD COURT, UNIT 112
          POMPANO BEACH, FLORIDA 33069

ITEM 2.

      (a) Name of Person Filing GARY E. CONRAD

      (b) Address of Principal Business Office or, if none, Residence

          1 LAKE AVE., UNIT 58
          EAST BRUNSWICK, NJ  08816

      (c) Citizenship  UNITED STATES

      (d) Title of Class of Securities COMMON STOCK

      (e) CUSIP Number    536769201

ITEM 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o).
      (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
      (e) [ ] An investment adviser in accordance with Rule 240.13d-1
              (b)(1)(ii)(E);
      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);
      (g) [ ] A parent holding company or control person in accordance with Rule 240.13d-1(b)(1)(ii)(G);
      (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j) [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

ITEM 4.   Ownership.

         (a) Amount  beneficially  owned: 184,500
         (b) Percent  of class:  4.9%
         (c) Number of shares as to which the person has:
             (i)  Sole  power to vote or to direct  the vote:  184,500
             (ii) Shared power to vote or to  direct  the vote:  0
             (iii)Sole power to dispose or to direct the disposition of: 184,500
             (iv) Shared power to dispose or to direct the disposition of:  0



ITEM 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.   Ownership of More than Five Percent on Behalf of Another Person.


ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.


ITEM 8.   Identification and Classification of Members of the Group


ITEM 9.   Notice of Dissolution of Group


ITEM 10.  Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          November 8, 2002
                                        --------------------------------
                                          Date

                                          /s/ Gary E. Conrad
                                        --------------------------------
                                          Signature

                                          Gary E. Conrad
                                        --------------------------------
                                          Name/Title